                                                                      EXHIBIT 13


                        CERTIFICATE OF SOLE SHAREHOLDER

         Merrill Lynch Asset Management, L.P., the holder of the shares of common stock indicated below, par value $0.0001 per share, of Merrill Lynch Index Funds, Inc., a Maryland Corporation (the "Corporation"), does hereby confirm to the Corporation its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Corporation's organization expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                   Merrill Lynch Asset Management, L.P.

                                   By: /s/ Gerald M. Richard
                                      ------------------------------------------
                                           Gerald M. Richard
                                           Senior Vice President and Treasurer

Dated: January 30, 1997


         Name of Fund                          Number of Class A    Number of Class D
         ------------                          -----------------    -----------------
                                                    Shares              Shares
                                                    ------              ------
 Merrill Lynch S&P 500 Index Fund                    2500                2500

 Merrill Lynch Small Cap Index Fund                  2500                2500

 Merrill Lynch Aggregate Bond Index Fund             2500                2500

 Merrill Lynch International Index Fund              2500                2500